PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 8, 1998)

                                     [LOGO]

                                  $35,000,000
                        MADISON GAS AND ELECTRIC COMPANY
                               MEDIUM-TERM NOTES
              DUE FROM NINE MONTHS TO 30 YEARS FROM DATE OF ISSUE
                               ------------------

    We may offer from time to time medium-term notes having an aggregate initial offering price not to exceed $35,000,000. We will specify the terms and conditions of each issue of notes in a pricing supplement to this prospectus supplement and the accompanying prospectus.

The notes:

    - will rank as senior unsecured debt;

    - will have stated maturities from nine months to 30 years from the date they are originally issued;

    - will be registered as to principal and interest and be denominated in U.S. dollars;

    - will bear interest at a fixed rate, which may be zero in the case of notes issued at a price representing a discount from the principal amount payable at maturity, or a floating rate, which may be based on one or more indices or formulas plus or minus a fixed amount or multiplied by a factor;

    - may be issued as "original issue discount notes," "amortizing notes" or "reset notes," as described in the accompanying prospectus;

    - may be subject to redemption at our option or repayment at the option of the holder prior to their maturity as specified in the applicable pricing supplement; and

    - will be represented by either a global security registered in the name of a nominee of DTC or a certificate issued in definitive form.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS OR ANY PRICING SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                       OFFERING PRICE (1)     AGENT'S DISCOUNTS AND COMMISSIONS           PROCEEDS TO COMPANY (2)
Per Note.............         100%                      .125% - .750%                        99.250% - 99.875%
Total................      $35,000,000               $43,750 - $262,500                  $34,737,500 - $34,956,250

(1) Unless otherwise specified in the applicable pricing supplement, notes will be sold at 100% of their principal amount.

(2) Before deducting offering expenses payable by us.

    We may sell notes to the agent referred to below, as principal, for resale at varying or fixed offering prices or through the agent, as agent, using its best efforts to solicit offers to purchase the notes on our behalf. We may also sell notes directly to investors without the assistance of the agent, in which case we will not pay any sales commissions.
                            ------------------------

                         BANC ONE CAPITAL MARKETS, INC.
                               -----------------

            The date of this prospectus supplement is April 27, 2000

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The following table sets forth our unaudited ratios of earnings to fixed chares for each of the years 1995 through 1999.

                                                                            YEAR ENDED DECEMBER 31,
                                                              ----------------------------------------------------
                                                                1995       1996       1997       1998       1999
                                                              --------   --------   --------   --------   --------
Ratio of earnings to fixed charges (1)......................   4.23x      2.71x      4.02x      3.84x      3.77x

--------------------------

(1) For the purpose of computing the ratio of earnings to fixed charges, earnings have been calculated by adding to income before interest expense, current and deferred federal and state income taxes, investment tax credits deferred and restored charged (credited) to operations and the estimated interest component of rentals. Fixed charges represent interest expense, amortization of debt discount, premium and expense, and the estimated interest component of rentals.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

    We are offering the notes on a continuous basis to or through our agent, Banc One Capital Markets, Inc., and such other agent or agents as we may appoint from time to time and identify in the applicable pricing supplement.

    Our agent may purchase the notes, as principal, for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale. The prices will be determined by the agent, or, if so agreed, at a fixed public offering price. Unless otherwise specified in the applicable pricing supplement, any note sold to the agent as principal will be purchased by the agent at a price equal to 100% of the principal amount of the note less a percentage equal to the commission applicable to an agency sale of a note having an identical stated maturity, as described below. The agent may sell notes it has purchased from us as principal to other dealers for resale to investors and may allow any portion of the discount received in connection with purchases from us to the dealers. After the initial public offering of notes, the public offering price, in the case of notes to be resold at a fixed public offering price, any concession and the discount may be changed.

    We may also sell notes through the agent, on an agency basis, using its best efforts to solicit offers to purchase the notes at a price equal to 100% of the principal amount of the notes, unless otherwise specified in the applicable pricing supplement. We will pay to the agent a commission ranging from .125% to
 .750% of the principal amount of each note, depending upon its stated maturity, sold through the agent. We will have the sole right to accept offers to purchase notes, and we may reject any such offer in whole or in part. The agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it.

    We reserve the right to sell notes directly to investors on our own behalf in the jurisdictions where we are authorized to do so or as otherwise provided in the applicable pricing supplement. In those circumstances, we will have the sole right to accept or reject any offer to purchase notes in whole or in part. In the case of sales made directly to investors without the assistance of the agent, we will not pay any sales commissions.

    An agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agent may be required to make in respect of such liabilities. We have also agreed to reimburse the agent for certain of its expenses, including, but not limited to, the fees and expenses of counsel to the agent.

    We have been advised by the agent that it may from time to time purchase and sell notes in the secondary market, but that it is not obligated to do so. We cannot assure you that there will be a secondary market for the notes or that there will be liquidity in such market, if one develops. From time to time, the agent may make a market in the notes.

    In the ordinary course of our business, the agent and its affiliates may engage in transactions with and perform services for us.

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    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS, OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF MADISON GAS AND ELECTRIC COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                              -------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Prospectus Supplement
  Ratios of Earnings to Fixed Charges....     S-2
  Supplemental Plan of Distribution......     S-2

Prospectus
  Available Information..................       2
  Incorporation of Certain Documents
    by Reference.........................       2
  The Company............................       3
  Use of Proceeds........................       3
  Ratios of Earnings to Fixed Charges....       3
  Description of Notes...................       4
  United States Federal Income Tax
    Consequences.........................      26
  Plan of Distribution...................      39
  Legal Matters..........................      39
  Experts................................      39

                                     [LOGO]

                                  $35,000,000

                                  MADISON GAS
                              AND ELECTRIC COMPANY

                               MEDIUM-TERM NOTES

                            DUE FROM NINE MONTHS TO
                          30 YEARS FROM DATE OF ISSUE

                               -----------------

                              P R O S P E C T U S
                              S U P P L E M E N T

                              -------------------

                         BANC ONE CAPITAL MARKETS, INC.

                                ----------------

                                 APRIL 27, 2000

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